Exhibit 99.1

AGREEMENT IN PRINCIPLE IS REACHED AMONG MAJORITY NOTEHOLDERS AND PREFERRED STOCKHOLDERS REGARDING RESTRUCTURING TRANSACTION; TEKNI-PLEX ENTERS INTO FURTHER EXTENSION OF FORBEARANCE AGREEMENT WITH NOTEHOLDERS

SOMERVILLE, NJ, March 28, 2008 – Tekni-Plex, Inc. announced today that an agreement in principle has been reached among the holders of a majority of its 12.75% Senior Subordinated Notes Due 2010 (the “Subordinated Notes”) and the holders of a majority of its preferred stock regarding the terms of a consensual out-of-court restructuring transaction. The Company has also entered into an extension, through May 13, 2008, of its Forbearance Agreement, dated as of January 16, 2008, with entities that have represented that they hold more than 91% of the Subordinated Notes and more than 64% of its 8.75% Senior Secured Notes due 2013.

The agreement in principle contemplates the equitization of all or substantially all of the Subordinated Notes and the exchange of the Company’s preferred stock for warrants.  Additionally, the Company's existing outstanding common stock will be purchased or retired with a limited amount of cash to be provided in connection with the restructuring.  Further details on the agreement in principle can be found in the Company’s 8-K, which will be filed shortly with the Securities and Exchange Commission.

Under the terms of the forbearance extension (which is described more fully in the 8-K), the Forbearance Agreement will terminate on April 2, 2008 if a term sheet memorializing the agreement in principle is not agreed upon on or before April 1, 2008, and on April 15, 2008 if any required tender offer for the Subordinated Notes is not launched by such date.  The Company intends to implement the restructuring transactions by May 13, 2008, at which point, if the transactions are satisfactory to each of the lenders under the Company’s revolving credit facility, the maximum availability under such credit facility will be increased from $95 million to $110 million.

There can be no assurance that the parties will be able to reach an agreement on the term sheet or consummate the transactions contemplated thereby.

Dr. F. Patrick Smith, Chairman, Chief Executive Officer and President of Tekni-Plex, said: “The consummation of the restructuring transaction would result in a significant deleveraging of Tekni-Plex’s balance sheet, and would put the company in a strong financial position to operate and grow its businesses, many of which remain leaders in the markets they serve.  I applaud the efforts of those stakeholders who have demonstrated unwavering confidence in Tekni-Plex, and have worked tirelessly to reach this critical point.”

About Tekni-Plex, Inc.

Tekni-Plex is a global, diversified manufacturer of packaging, packaging products and materials, as well as tubing products. The Company primarily serves the food, healthcare and consumer markets. It has built leadership positions in its core markets, and focuses on vertically integrated production of highly specialized products.  Tekni-Plex has operations in the United States, Europe, China, Argentina and Canada.

The Company’s operations are aligned under two business segments: Packaging and Tubing Products. Representative product lines in the Packaging segment include foam egg cartons; pharmaceutical blister films; poultry and meat processor trays; closure liners; aerosol and pump packaging components; and foam plates. Representative product lines in the Tubing Products segment include garden and irrigation hose; medical tubing; and aeration hose. The Company also manufactures other products that do not fit in either of these segments, including recycled PET, vinyl compounds and specialty resins.

This press release includes statements that may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from these expectations due to the Company's ongoing discussions with its lenders and investors, the outcome of which cannot be accurately predicted.  Other factors that would cause or contribute to such differences include, but are not limited to: price volatility and availability of raw materials and the Company’s ability to correspondingly increase its prices, competitive factors, risks related to foreign investments and operations, seasonality, changes in environmental and safety laws and regulations and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, Tekni-Plex undertakes no obligation to update these statements for revisions or changes after the date of this release.

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Contact:

Media Inquiries Only:

Kekst and Company
Michael Freitag
(212) 521-4800

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